EXHIBIT 10.4

TERM NOTE

$59,583,000.00	October 1, 2007

1.                                       FOR VALUE RECEIVED, HERON LAKE BIOENERGY, LLC, a Minnesota limited liability company (the “Borrower”), hereby promises to pay to the order of AGSTAR FINANCIAL SERVICES, PCA, an United States corporation (the “Lender”), the principal sum of Fifty-Nine Million Five Hundred Eighty-Three Thousand and No/100ths ($59,583,000.00) Dollars, or so much thereof as may be advanced to, or for the benefit of, the Borrower and be outstanding, with interest thereon, to be computed on each advance from the date of its disbursement as set forth herein pursuant to that certain Fourth Amended and Restated Master Loan Agreement dated May 18, 2007, by and between the Lender and the Borrower (as it may be amended, modified, supplemented, extended or restated from time to time, the “MLA”), and pursuant to that certain Third Supplement to the Master Loan Agreement, dated as of even date herewith, by and between the Lender and the Borrower  (as it may be amended, modified, supplemented, extended or restated from time to time, the “Third Supplement”), and which remains unpaid, in lawful money of the United States and immediately available funds.  This Term Note (the “Note”) is issued pursuant to the terms and provisions of the MLA and the Third Supplement and is entitled to all of the benefits provided for in the MLA and the Third Supplement.  All capitalized terms used and not defined herein shall have the meanings assigned to them in the MLA and the Third Supplement.

2.                                       The outstanding principal balance of this Note shall bear interest at a variable rate determined by Lender to be three and one-quarter  percent (3.25%) above the LIBOR Rate in effect on the date of this Note.  Notwithstanding the foregoing, the rate of interest under this Note may be adjusted by Lender pursuant to the provisions of the MLA, the Third Supplement and this Note. On the date of this Note, part of the outstanding principal balance under this Note may, at Borrower’s option, be converted to a fixed rate of interest at a rate determined pursuant to the MLA and the Third Supplement.

3.                                       Pursuant to Section 2.04 of the MLA, on the effective date of this Note, the Borrower shall have the right to convert all or part of the outstanding principal balance of the Term Loan into a Fixed Rate Loan, with the consent of the Lender which shall not be unreasonably withheld, which shall bear interest at a rate equal to the rate listed in the “Government Agency and Similar Issues” section of the Wall Street Journal for the Federal Farm Credit Bank or the Federal Home Loan Bank having a maturity approximately equal to the Term Loan Maturity Date, or another rate as agreed upon by the Lender and Borrower,  which is in effect at the time of conversion plus 300 basis points. Borrower shall provide written notice to Lender at least 30 days prior to the conversion date of its intention to convert any portion of the Term Loan to a Fixed Rate Loan.  Such written notice shall specify the specific dollar amount that Borrower is electing to convert to a Fixed Rate Loan.   Any amount subject to a fixed rate of interest pursuant to this Section shall not be subject to any adjustments under Section 2.05 of the MLA.

4.                                       The “LIBOR Rate” means the rate (rounded upward to the nearest sixteenth and adjusted for reserves required on Eurocurrency Liabilities (as hereinafter defined) for banks subject to FRB Regulation D (as hereinafter defined) or required by any other federal law or regulation, quoted by the British Bankers Association (the “BBA”) at 11:00 a.m. London time two Banking  Days (as hereinafter defined) before the commencement of the Interest Period for the offering of U.S. Dollar deposits in the London interbank market for am Interest Period  of one month, as published by Bloomberg or another major information vendor listed on BBA’s official website.  “Banking Day” shall mean a day on which Lender is open for business, dealings in U.S. dollar deposits are being carried out in the London interbank market, and banks are open for business in New York City and London, England.  “Eurocurrency Liabilities” has the meaning as set forth in FRB Regulation D.  “FRB Regulation D” means Regulation D as promulgated by the Board of Governors of the Federal Reserve System, 12 CFR Part 204, as amended from time to time

5.                                       The rate of interest due hereunder shall initially be determined as of the date hereof and shall thereafter be adjusted, as and when, and on the same day that, the LIBOR Rate changes. All such adjustments to the rate of interest shall be made and become effective as of the first day of the month following the date of any change in the LIBOR Rate and shall remain in effect until and including the day immediately preceding the next such adjustment (each such day hereinafter being referred to as an “Adjustment Date”).  All such adjustments to said rate shall be made and become effective as of the Adjustment Date, and said rate as adjusted shall remain in effect until and including the day immediately preceding the next Adjustment Date.  Interest hereunder shall be computed on the basis of a year of three hundred sixty-five or three hundred sixty-six (365 or 366) days, but charged for actual days principal is outstanding.

6.                                       Beginning on November 1, 2007 and continuing on the first (1st) day of each month thereafter until May 1, 2008, Borrower will pay accrued interest on the Term Loan. Beginning on the first (1st) day of May, 2008, and continuing on the first (1st) day of each month thereafter (the “Monthly Payment Date”) until the Term Loan Maturity Date, the Borrower shall make equal monthly payments of principal and accrued interest in such amounts as will be required to fully amortize the entire outstanding principal of this Note, together with accrued interest thereon, over a period not to exceed ten (10) years from date of this Note.  The amount of said monthly payments shall be recalculated  and, if necessary, adjusted to account for changes in the effective rate of interest hereunder and to maintain said ten (10) year amortization.

7.                                       In addition to all other payments of principal and interest required under the MLA, this Third Supplement and this Note, the Borrower shall remit to Lender, beginning with the first fiscal year end following the effective date of this Note, and continuing throughout the term of the Term Loan, the Borrower shall remit to Lender, in addition to all other installments of interest, an amount equal to 25% of the Borrower’s Excess Cash Flow for the immediately proceeding fiscal year (the “Excess Cash Flow Payment”), provided however, that the total Excess Cash Flow Payments required hereunder shall not exceed $2,000,000.00 in any calendar year.  All Excess Cash Flow Payments shall be applied to the reduction of the outstanding principal balance of this Note.  No Excess Cash Flow Payments shall be required during any calendar year should the Tangible Owner’s Equity be greater than 50% at the end of the immediately proceeding fiscal year of the Borrower.

8.                                       The outstanding principal balance hereof, together with all accrued interest, if not paid sooner, shall be due and payable in full on October 1, 2012 (the “Term Loan Maturity Date”).

9.                                       All payments and prepayments shall, at the option of the Lender, be applied first to any costs of collection, second to any late charges, third to accrued interest and the remainder thereof to principal.

10.                                 This Note may be prepaid, at any time, at the option of the Borrower, either in whole or in part, subject to the obligations of the Borrower to compensate the Lender for any loss, cost or expense as a result of such prepayment as set forth in the MLA and the Third Supplement.  This Note is subject to mandatory prepayment, at the option of the Lender, as provided in the MLA and the Third Supplement.

11.                                 In addition to the rights and remedies set forth in the MLA and the Third  Supplement:  (i) if the Borrower fails to make any payment to Lender when due under this Note, then at Lender’s option in each instance, such obligation or payment shall bear interest from the date due to the date paid at 2% per annum in excess of the rate of interest that would otherwise be applicable to such obligation or payment under this Note; (ii) upon the occurrence and during the continuance of an Event of Default beyond any applicable cure period, if any, at Lender’s option in each instance, the unpaid balances under this Note shall bear interest from the date of the Event of Default or such later date as Lender shall elect at 2% per annum in excess of the rate(s) of interest that would otherwise be in effect under the terms of this Note; (iii) after the Maturity Date, whether by reason of acceleration or otherwise, the unpaid principal balance of this Note (including without limitation, principal, interest, fees and expenses) shall automatically bear interest at 2% per annum in excess of the rate of interest that would otherwise be in effect under this   Note.  Interest payable at the Default Rate shall be payable from time to time on demand or, if not sooner demanded, on the last day of each calendar month.

12.                                 If the Borrower fails to make any payment to Lender within ten (10) days of the due date thereof (including, without limitation, any purchase of equity of Lender when required), the Borrower shall, in addition to such amount, pay a late charge equal to five percent (5%) of the amount of such payment.

13.                                 This Note is secured by, among other instruments, that certain Third Amended and Restated Mortgage dated May 18, 2007 (the “Mortgage”) covering various parcels of real property, fixtures, and personal property located in Jackson County, Minnesota, and that certain Security Agreement dated September 29, 2005.  In the event any such security is found to be invalid for whatever reason, such invalidity shall constitute an event of default hereunder.  All of the agreements, conditions, covenants, provisions, and stipulations contained in the Mortgage, or any instrument securing this Note are hereby made a part of this Note to the same extent and with the same force and effect as if they were fully set forth herein. It is agreed that time is of the essence of this Note.

14.                                 Upon the occurrence at any time of an Event of Default or at any time thereafter, the outstanding principal balance hereof plus accrued interest hereon plus all other amounts due hereunder shall, at the option of the Lender, be immediately due and payable, without notice or demand and Lender shall be entitled to exercise all remedies provided in this Note, the MLA, the Third Supplement or any of the Loan Documents.

15.                                 The occurrence at any time of an Event of Default or at any time thereafter, the Lender shall have the right to set off any and all amounts due hereunder by the Borrower to the Lender against any indebtedness or obligation of the Lender to the Borrower.

16.                                 The Borrower promises to pay all reasonable costs of collection of this Note, including, but not limited to, reasonable attorneys’ fees paid or incurred by the Lender on account of such collection, whether or not suit is filed with respect thereto and whether or not such costs are paid or incurred, or to be paid or incurred, prior to or after the entry of judgment.

17.                                 Demand, presentment, protest and notice of nonpayment and dishonor of this Note are hereby waived.

18.                                 This Note shall be governed by and construed in accordance with the laws of the State of Minnesota.

19.                                 The Borrower hereby irrevocably submits to the jurisdiction of any Minnesota state court or federal court over any action or proceeding arising out of or relating to this Note, the MLA and any instrument, agreement or document related hereto or thereto, and the Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Minnesota state or federal court. The Borrower hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.   Nothing in this Note shall affect the right of the Lender to bring any action or proceeding against the Borrower or its property in the courts of any other jurisdiction to the extent permitted by law.

20.                                 Effective on the Closing Date, the Third Supplement, the Term Note, the Fourth Supplement and the Term Revolving Note shall supercede and replace in their entirety the Amended and Restated First Supplement and the Amended and Restated Construction Note which shall thereafter be of no force or effect.

HERON LAKE BIOENERGY, LLC, a
Minnesota limited liability company

/s/ Robert J. Ferguson
By: Robert J. Ferguson
Its: President